Exhibit 3.12

OPERATING AGREEMENT

OF

EW COMMON LLC

This Operating Agreement (this “Agreement”) is made as of July 30, 2004 (the “Effective Date”), by and among the undersigned Members and Managers who have formed a Nevada limited-liability company having the name “EW COMMON LLC” (the “Company”) and shall govern the operations of the Company and the rights, duties and obligations of the Members and Managers.

PRELIMINARY STATEMENTS

A.            The Members formed a limited-liability company, legally separate and distinct from its members, under Title 7, Chapter 86 of the Nevada Revised Statutes by filing articles of organization, a copy of which is attached hereto as Exhibit A, with the Secretary of State of the State of Nevada (the “Secretary of State”) on July 23, 2004.

B.            The Members now desire to set forth their agreement as to the (i) affairs of the Company and the conduct of its business; (ii) requirements, rights, duties and obligations of the Members and Managers; and (iii) control and operation of the Company.

AGREEMENT

In consideration of the foregoing, the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to the following:

1.             Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below, except as otherwise specified or as the context may otherwise require:

“155” shall mean 155 East Tropicana, LLC, a Nevada limited liability company.  The Company shall own a 33.33% membership interest in 155.

“Act” shall mean Title 7, Chapter 86 of the Nevada Revised Statutes, as amended from time to time or any corresponding provisions of succeeding law.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:  (i) credit to such Capital Account for any amounts which such Member is obligated to restore (pursuant to the terms of such Member’s promissory note or otherwise) or is deemed obligated to restore pursuant to Regulations §§1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account for the items described in §§1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of § 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjusted Net Operating Profit” shall have the meaning ascribed to such term in Section 10.3(a)(i).

“Adjusted Net Worth” shall have the meaning ascribed to such term in Section 10.3(a)(ii).

“Agreement” shall mean this Operating Agreement as amended from time to time.

“Articles” shall mean the articles of organization of the Company.

“Bankruptcy” shall mean (i) the entry of a decree or order for relief by a court having jurisdiction in respect of a Person in an involuntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of a Person or for any substantial part of such Person’s property or the entry of an order for the winding up or liquidation of its affairs, which decree or order remains unstayed and in effect for a period of ninety (90) consecutive days; (ii) the commencement by a Person of a voluntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of a Person or for any substantial part of its property, or any general assignment by a Person for the benefit of creditors; or (iii) the attachment by a creditor of a Person’s interest in the Company, which attachment is not discharged or vacated within ninety (90) days from the date it becomes effective.

“Capital Account(s)” shall mean the individual account(s) maintained by the Company with respect to each Member as provided in Section 3.2.

“Capital Contribution(s)” shall mean the amount of cash or the agreed value of noncash consideration (as determined by the Members and the Company) contributed to the Company, by each Member inclusive of such Member’s Initial Capital Contribution, as provided in Article 3.

“Closing Date” shall have the meaning ascribed to such term in Section 7.10(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any corresponding provisions of succeeding law.  All references to the Code or any regulations adopted thereunder, including Treasury Regulations or Temporary Treasury Regulations are references to the Code or such regulations as they are in effect on the date hereof.

“Common Interest” shall mean the membership interests allocated to members who contribute capital pursuant to Article 3.

“Company” shall have the meaning specified in the preamble of this Agreement.

“Consent” shall have the meaning ascribed to such term in Section 7.10(a).

 “Delinquent Member” shall mean a Member who has failed to make a Capital Contribution in the time required.

“Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Designated Price” shall have the meaning ascribed to such term in Section 10.3(a)(iii).

 “Distributable Cash” shall mean, at the time of determination for any period (on the cash receipts and disbursements method of accounting), all Company cash derived from the conduct of the Company’s business, including distributions from entities owned by the Company, cash from operations or investments, and cash from the sale or other disposition of Property, other than Capital Contributions with interest earned pending its utilization.

“E&W” shall mean Eastern & Western Hotel Corporation, a Nevada corporation.

“E&W Preferred Account” means the difference between $70,000,000.00 and the existing $45,000,000.00 debt on the assets transferred by E&W to 155 on behalf of Company.

“E&W Preferred Return” shall have the meaning given to it in the Operating Agreement for 155.

“Effective Date” shall have the meaning specified in the preamble of this Agreement.

“Fair Market Value” shall mean the value of an Interest or Membership Interest as determined by a licensed appraise selected by the Managers.

“First Closing Date” shall be on a date on or before October 31, 2004, on which all of the conditions required for the First Closing Date as set forth in the JVA are satisfied.

“Fiscal Year” shall mean the fiscal year and the taxable year of the Company that shall end as of December 31 of each calendar year.

“Gross Asset Value” with respect to any asset shall mean the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(ii)         The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times:

(a)     The acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(b)     The distribution by the Company to a Member of more than a de minimis amount of Property other than money as consideration for an interest in the Company; and

(c)     The liquidation of the Company for federal income tax purposes within the meaning of Regulations § 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)        The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution;

(iv)        The Gross Asset Values of Company assets shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such assets pursuant to Code §§ 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations § 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the Manager determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

(v)         If the Gross Asset Value of an asset has been determined pursuant to clauses (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Gross Income” shall have the same meaning as set forth in Code § 61.

“Hooters” means Florida Hooters LLC, a Nevada limited liability company.

“Initial Capital Contribution” shall mean the initial Capital Contribution of a Member contributed to the Company in exchange for the Member’s Membership Interest described in Section 3.1.

“Initial Member” or “Initial Members” shall mean any holder(s) of a Membership Interest who has/have become a Member pursuant to the terms of this Agreement as of the Effective Date.

“Instruments of Transfer” shall have the meaning ascribed to such term in Section 7.10(b).

“Interest” shall mean the interest of a Transferee or an assignee upon the transfer of a Membership Interest without the Transferee or assignee being admitted to the Company as a Member.  The owner of an Interest shall have the right to an allocative share of the economic benefits of the Company, including Net Profits, Net Losses, and distributions but shall not be entitled to vote on Company matters.

“Interest Holder” shall mean the holder of any Interest or Membership Interest.

“JVA” shall mean that certain Joint Venture Agreement dated June 29, 2004, by and among Company, Hooters and I and P Corporation, Colorado, a Nevada corporation.

“Legal Representative” shall have the meaning ascribed to such term in Section 10.3.

“Lending Member” shall mean a Member who advances that portion of a Delinquent Member’s Capital Contribution that is in default or who otherwise advances a portion of another Member’s Capital Contribution in accordance with this Agreement.

“Manager(s)” shall mean the person(s) elected to manage the Company pursuant to Article 5, or any successor(s) thereto.

“Member” shall mean any holder of a Membership Interest who has become a member of this Company pursuant to the terms of this Agreement, but does not include a Transferee or an assignee who has not become a substitute Member.

“Member Nonrecourse Debt” shall have the same meaning as partner nonrecourse debt set forth in Regulations §§ 1.704-2(b)(4) and 1.704-2(i).

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the Company, determined in accordance with Regulations §§ 1.704-2(i)(2) and (3).

“Member Nonrecourse Deductions” shall have the same meaning as partner nonrecourse deductions set forth in Regulations §§ 1.704-2(i)(1) and 1.704-(2)(i)(2).

“Membership Interest” shall mean the right of a Member to an allocative share of the economic benefits of the Company, including Net Profits, Net Losses, and distributions and the right to vote on, consent to or otherwise participate in any decision as a member of the Company, as required by this Agreement; the Articles or the Act.

“Minimum Gain” shall mean the amount determined by computing, with respect to each non recourse liability of the company the amount of gain, of whatever character, if any, that would be realized, if the company disposes, the property in a taxable transaction, subject to such liability, in full satisfaction thereof, and by then aggregating the amount so computed as set forth in regulation §§1.704-2(b)(2) and 1.704-2(d).

“Nonrecourse Deductions” shall mean deductions having the meaning set forth in §§ 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“NRS” shall mean Nevada Revised Statutes.

“Person” shall mean any individual, partnership, corporation, trust, limited-liability company or other entity.

“Profits” and “Losses,” respectively, shall mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with § 703(a) (for these purposes, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Code §705(a)(2)(B) or that are treated as Code §705(a)(2)(B) expenditures pursuant to Regulations §1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be subtracted from such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation under this Agreement;

(vi)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §§ 734(b) or 743(b) is required pursuant to Regulations §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)         Notwithstanding the above, any items which are specially allocated pursuant to Sections 4.2 or 4.3 shall not be taken into account in computing Profits and Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.2 and 4.3 shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) of this definition of Profits and Losses.

“Property” shall mean all assets of the Company, both tangible and intangible, real or personal, or any portion thereof.

“Proportionate Shares” shall have the meaning ascribed to such term in Section 7.10(a).

“Regulations” shall mean the federal income tax regulations promulgated by the U.S. Treasury Department under the Code, as such may be amended from time to time or any corresponding provisions of succeeding law.

“Regulatory Agencies” shall mean the Clark County Gaming and Liquor Control Board and any and all other city, county, state or federal regulatory agencies which have jurisdiction over the company.

“Regulatory Allocations” shall mean the allocations set forth in the last two sentences of each of Sections 4.2(a), (b), (d), (e) and (f).

“Secretary of State” has the meaning specified in the Preliminary Statements.

“Tax Matters Partner” shall mean the Manager responsible for all tax matters of the Company within the meaning set forth in § 6231(a)(7) of the Code.

“Third Closing Date” shall be on the last day of the month following the receipt by 155 and, to the extent applicable, its members, owners and key employees of all licenses necessary to conduct gaming on the Property and all other conditions required for the Third Closing (as set forth and defined in the JVA) are satisfied.  The Third Closing Date shall occur on or before October 31, 2005.

 “Transfer” shall mean any sale, assignment, pledge, encumbrance, hypothecation or other transfer of a membership interest.

“Transferee” or “Transferees” shall mean a Person to whom a Transferring Member sells, transfers, encumbers, assigns or otherwise disposes of all or any part of the Member’s Membership Interest.

“Transferring Member” shall mean a Member who voluntarily sells, transfers, encumbers, assigns or otherwise disposes of all or any part of the Member’s Membership Interest to any third person or entity.

“UCC” shall mean the Nevada Uniform Commercial Code.

“Withdrawing Member” shall have the meaning ascribed to such term in Section 7.10(a).

2.             Formation Matters.

2.1.          Formation.  The Company has been formed pursuant to the Act by the filing of the Articles.  The Members hereby approve and ratify the Articles and all actions of the organizer in preparing and filing the same.  The Members hereby agree to indemnify and hold harmless the organizer for all acts completed by the organizer in connection with the organization of the Company.

2.2.          Name.  The name of the Company is EW Common LLC.  The Company may do business under such other name as may be chosen from time to time by the Members or Managers.

2.3.          Registered Office/Resident Agent.  The registered office of the Company shall be at 115 East Tropicana Avenue, Las Vegas, Nevada 89109, or at such other place in the State of Nevada as the Managers may from time to time determine.  The Company shall maintain such other offices as the Managers shall from time to time determine.  The resident agent of the Company shall be Gordon & Silver, Ltd., 3890 Howard Hughes Parkway, 9th Floor, Las Vegas, Nevada 89109 or such other resident agent as the Managers may from time to time choose.  The registered office and resident agent may be changed from time to time by filing the address of the new registered office and/or the name of the resident agent with the Secretary of State as required by the Act.

2.4.          Purposes and Powers.  The Company shall exist under the laws of the State of Nevada and is organized for any legal and lawful purpose permitted under the Articles and the Act.  The Company shall have all the powers granted to a limited-liability company under the laws of the State of Nevada.  If the Company qualifies to do business in a foreign jurisdiction, the Company may transact all business permitted in that jurisdiction.  There is no jurisdictional restriction upon the Company’s assets or activities.

2.5.          Term.  Unless the Company is dissolved in accordance with the provisions of this Agreement, the Act or other Nevada law, the existence of the Company shall be perpetual.

3.             Capital Contributions and Capital Accounts.

3.1.          Membership Interests and Initial Capital Contributions of Members.

(a)           The Membership Interests and Initial Capital Contributions of the Members shall be in such amounts or values as are set forth opposite the name of each of the

Members on Schedule 1, attached hereto and incorporated herein by reference.  All Initial Capital Contributions have been fully received and credited to the Members’ respective capital accounts as Initial Capital Contributions to the capital of the Company.

3.2.          Capital Accounts.  For tax purposes, a separate Capital Account shall be established and maintained for each Member in accordance with Code § 704 and Regulations § 1.704-1(b) and the following provisions:

(a)           Increase and Decrease of Capital Accounts.  Generally, the Capital Account of a Member shall consist of the Member’s Initial Capital Contribution increased by:  (i) any Capital Contributions in cash in excess of the Initial Capital Contribution; (ii) the fair market value of any Capital Contribution of property in kind (net of liabilities securing such contributed property that the Company is considered to assume or take subject to, under §752 of the Code) in excess of the Initial Capital Contribution; (iii) such Member’s share of Profits (or items thereof allocated pursuant to Article 4), including income and gain exempt from tax, and (iv) any other increases required by this Agreement or the Regulations, including Regulations §§1.704-2(g)(1) and 1.704-2(i)(5) and decreased by (w) all amounts paid or distributed to the Member, other than amounts required to be treated as a payment for property or services under the Code; (x) the fair market value of property (actually and deemed) distributed in kind to such Member (net of liabilities securing such distributed property that such Member is considered to assume or take subject to, under § 752 of the Code); (y) such Member’s share of Losses allocated pursuant to Article 4; and (z) any other decreases required by the Regulations, including items described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(b)           Transferred Membership Interest.  If any Membership Interest or a portion thereof is transferred in accordance with this Agreement, the Transferee or substitute Member, as applicable, shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(c)           Intent to Comply with Regulations.  The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.  The Members shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations § 1.704-1(b).

3.3.          Special Rules with Respect to Capital Accounts.

(a)           Consideration of Code.  Notwithstanding any other provision of this Agreement, each Member’s Capital Account shall be maintained and adjusted in accordance with the Code and the Regulations, including Regulations § 1.704-1(b)(2)(iv) and appropriate adjustments to the Capital Accounts permitted in the case of a Member who receives the benefit of any special basis adjustments under §§ 734, 743 and 754 of the Code.

(b)           Revaluation of Assets.  Members’ Capital Accounts shall be adjusted in accordance with, and upon the occurrence of an event described in Regulations §1.704-1(b)(2)(iv)(f), including the receipt of additional Capital Contributions in excess of the Initial

Capital Contribution pursuant to Section 3.8, to reflect a revaluation of Company’s assets on the Company’s books.  Such adjustments to the Members’ Capital Accounts shall be made in accordance with Regulations § 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss with respect to such revalued property.

(c)           Time of Adjustment.  For purposes of computing the balance in a Member’s Capital Account, no credit shall be given for any Capital Contribution which such Member is to make until such contribution is actually made.

3.4.          Federal Income Tax Elections.  The Company may make all elections for federal income tax purposes, including but not limited to an election pursuant to Code § 754 to adjust the basis of the Company’s assets under Code §§ 734 or 743.  In the event an election pursuant to Code § 754 is made by the Company, upon the adjustment to the basis of the Company’s assets, the Members’ Capital Accounts shall be adjusted in accordance with the requirements of Regulation § 1.704-1(b)(2)(iv)(m).

3.5.          Members’ Invested Capital.  In the event the Company’s assets are revalued resulting in an adjustment to the Members’ Capital Accounts, the Members’ invested capital shall, for purposes of this Agreement, be deemed each Member’s respective Capital Account balance immediately after such revaluation.

3.6.          No Return of or Interest on Capital; No Partition.  Except as specifically provided in this Agreement, no Member may withdraw any amount from his Capital Account or be paid interest on his Capital Contributions or his Capital Account.  No Member shall have personal liability for the repayment of any Capital Contributions of any other Member.  Each Member waives any right to partition Property.  The foregoing shall not constitute a waiver of any Member’s rights upon dissolution of the Company.

3.7.          Ownership Interests.  The Membership Interests shall be personal property of the respective Members for all purposes.

3.8.          Additional Optional Capital Contributions.  Except as provided in Section 3.9, subsequent Capital Contributions may be made in such amounts and at such times as the Members shall from time to time agree by the unanimous vote of the Members.

3.9.          Second Capital Contribution.  Concurrent with the Third Closing Date, E&W shall contribute to 155 on behalf of the Company all of the gaming assets used in the casino portion of San Remo Hotel & Casino, including all cash, cash equivalents and deposits, which is valued at $5,000,000.00.

3.10.        No Deficit Restoration Obligation.  This Agreement shall not be construed as creating an obligation to restore a deficit in a Member’s Capital Account balance.

4.             Allocations of Profits and Losses and Distributions to Members.

4.1.          Profits and Losses.  After giving effect to the special allocations set forth in Sections 4.2, 4.3 and 4.4, Profits and Losses for any fiscal year shall be allocated and credited to the Members’ respective Capital Accounts in accordance with each Member’s Membership Interest.  Notwithstanding the previous sentence and after application of Regulations § 1.704-1(b)(2)(ii)(d), no Losses shall be allocated to a Member that would cause such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year.  Any Losses not allocated to a Member due to the foregoing limitation shall be specially allocated to the Members with positive Capital Account balances in proportion to such Capital Account balances until all such Capital Account balances have been reduced to zero and any remainder shall be allocated to the Members in accordance with their respective Membership Interests.

4.2.          Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Article 4, if there is a net decrease in Minimum Gain during any Company taxable year, each Member who would otherwise have an Adjusted Capital Account Deficit at the end of such year shall be specially allocated, before any other allocation under this Article 4, items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Regulations § 1.704-2(f).  Allocations pursuant to this Section 4.2(a) shall be made in proportion to and to the extent of an amount equal to such Member’s share of the net decrease in Minimum Gain determined in accordance with Regulations § 1.704-2(g)(2).  This Section 4.2(a) is intended to comply with the “minimum gain chargeback” provisions of Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback.  Notwithstanding any other provision of this Article 4 except Section 4.2(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations § 1.704-2(i)(4).  This Section 4.2(b) is intended to comply with the “minimum gain chargeback” requirement of Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  Except as provided in Section 4.2(a), in the event any Member who is not obligated (or treated as obligated) to restore a deficit balance in its Capital Account unexpectedly receives any adjustments, allocations, or distributions described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.2(c) were not in the Agreement.  This Section 4.2(c) is intended to constitute a “qualified income offset” within the meaning of Regulations § 1.704-1(b)(2)(ii)(d)(3).

(d)           Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the sum of (i) the amount such Member is obligated to restore, (ii) the amount such Member is deemed to be obligated to restore pursuant to §§ 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(d) shall be made if and only to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if Section 4.2(c) hereof and this Section 4.2(d) were not in the Agreement.

(e)           Member’s Share of Nonrecourse Liabilities.  Each Member’s share of nonrecourse liabilities of the Company shall be determined pursuant to the principles described in Regulation Section 1.752-3.  Moreover, the Members agree that the Company will first allocate any excess nonrecourse liabilities (as described in Regulation Section 1.752-3(a)(3)) to a Member up to the amount of built-in gain that is allocable to that Member on Section 704(c) property (as defined under Regulation Section 1.704-3(a)(3)(ii)) or property for which reverse Section 704(c) allocations are applicable (as described in Regulation Section 1.704-3(a)(6)(i)) where such property is subject to nonrecourse liability to the extent that such built-in gain exceeds the gain described in Regulation Section 1.752-3(a)(2) with respect to such property.

4.3.          Curative Allocations.  The Regulatory Allocations are intended to comply with certain requirements of Regulations § 1.704-1(b).  The Regulatory Allocations shall be taken into account in allocating other profits, losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other profits, losses and other items, and the Regulatory Allocations to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

4.4.          Tax Allocations:  Code § 704(c).  In accordance with Code § 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.  In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder.  Any elections or other decisions relating to allocations pursuant to this Section 4.4 shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s capital account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

4.5.          Miscellaneous.

(a)           For purposes of determining the Profits, Losses or any other allocations for any period, Profits, Losses and any such other allocations shall be determined on a daily, monthly or other basis, as determined by the Managers using any permissible method under Code § 706 and the Regulations promulgated thereunder.

(b)           Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

(c)           The Members are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Company income or loss for income tax purposes.  Further, it is the intent of the Company and its Members that the Company will be governed by the applicable provisions of Subchapter K of Chapter 1 of the Code.

(d)           Solely for the purpose of determining each Member’s share of excess nonrecourse liabilities pursuant to Regulation § 1.752-3(a)(3), each Member’s interest in Company Profits is hereby specified to be such Member’s respective Membership Interest.

4.6.          Distributions to Members.

(a)           Cash Flow.  Subject to Section 9.4 (on liquidation) hereof, and subject to the mandatory tax distribution set forth herein, cash proceeds shall be distributed as follows:

(i)            distributions of E&W Preferred Return by 155 shall be made to E&W;

(ii)           all other cash proceeds after the payment of Company expenses, debt payments and contingencies, will be distributed among the Members in proportion to each Member’s Membership Interest.

To the extent necessary if any Member requires a distribution of all or any portion of the Member’s share of the Profits in order to pay the Member’s federal or other taxes on the Member’s share of the Profits for any taxable year and limited by the amount of Distributable Cash available for distribution, the Managers shall make timely distributions to the Members to enable them to pay such taxes.

(b)           Restrictions on Distributions.  No distribution shall be made if, after giving effect to the distribution, (i) the Company would not be able to pay its debts as they become due in the usual course of business or (ii) the total assets of the Company would be less than the sum of its total liabilities.

4.7.          Establishment of Reserve.  The Managers may establish reasonable reserves based on generally accepted accounting principles for maintenance, improvements, acquisitions, capital expenditures and other contingencies, such reserves to be funded with such portion of the operating revenues of the Company for any Fiscal Year as the Managers may deem necessary or appropriate for that purpose.

4.8.          Amounts Withheld.  All amounts withheld pursuant to the Code or any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 4 for all purposes under this Agreement.  The Managers are authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to Code or any provision of any other federal, state or local law and shall allocate any such amounts to the Members with respect to which such amount was withheld.

5.             Management.

5.1.          Rights and Duties of Members.  No Member, in his capacity as such, shall take part in the control, direction or operation of the affairs of the Company, other than to exercise the rights specifically provided in this Agreement, nor may any Member act for or bind the Company in his capacity as a Member.

5.2.          Number of Managers.  The Company shall be managed by one Manager.  The number of Managers may be changed from time to time by the unanimous vote or written consent of the Members.  The initial Manager of the Company shall be E&W who shall serve as such until new Manager(s) are duly elected and qualified by the Members.  Except as otherwise provided in this Agreement, no prior consent or approval of a Member is required for any act or transaction to be taken by the Managers.

5.3.          Election and Term of Managers.  At each annual meeting of the Members, the Members shall vote on the election of the Manager(s) to hold office until the next annual meeting.  Except in the case of a Manager who has resigned or who has been removed pursuant to Section 5.10, the incumbent Managers shall be deemed to have been re-elected to serve for the ensuing one-year term unless new Managers are elected by the affirmative vote or written consent of the Members owning at least 66% of the total Membership Interests.  A Manager elected under this Section 5.3 shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified, except in the case of the death, resignation, or removal of such Manager.

5.4.          Duties of the Managers.  The Manager(s) shall carry out their duties in accordance with their good faith business judgment of the best interests of the Company.  The Manager(s) shall execute and cause to be filed original or amended documents and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the

Company as a limited-liability company under Nevada law and in any other jurisdictions in which the Company engages in business.

5.5.          Authority of the Managers.  Subject to the terms of this Agreement including, without limitation, the provisions of this Section and Sections 5.6 and 5.10, the Manager(s) shall have the complete and exclusive right, power and authority to manage and control all of the Property and the business and affairs of the Company and are authorized and empowered to represent and bind the Company, and enter into, execute and deliver any contracts, agreements, instruments and documents on behalf of the Company and carry out and implement all of the purposes of the Company.  If there is more than one Manager, the rights and powers of the Managers shall be exercised among them as they may agree among themselves, but in the absence of such an agreement or in the event of a deadlock or other task of decision pursuant to such agreement, they shall be bound by the majority vote of the Managers then in office.  Notwithstanding Section 5.1, in the event of a deadlock after giving effect to the preceding sentence, the decision in question shall be approved by the affirmative vote or written consent of the Members owning at least a majority of the total Membership Interests.  In addition to general management authority, the Manager(s) shall have the following specific rights, powers and authority subject to compliance with the other provisions of this Agreement:

(a)           To operate, manage, supervise, control and conduct the business and other affairs of the Company;

(b)           To employ or engage and compensate persons in addition to the Managers to manage or operate the Company business and to perform administrative, accounting, independent auditing, legal and other services for the benefit of the Company;

(c)           To contract to sell, sell, exchange, grant any option on, or otherwise transfer or dispose of any Property or any portion thereof or any interest therein; provided, however, that the sale, exchange, transfer or other disposition of all or substantially all of the Property must be approved by the affirmative vote or written consent of the Members owning at least 66% of the total Membership Interests.

(d)           To operate, manage, and collect income from any Property in accordance with this Agreement;

(e)           To borrow money from banks, other third party lenders or the Members on terms and conditions which the Managers deem reasonable, and to pledge, mortgage and grant security interests or deeds of trust in or on any Property as security for the payment of indebtedness authorized by this Agreement; provided, however, that any loans, pledges, mortgages, security interests or other transactions contemplated by this Section 5.5(e) in excess of $100,000 individually or $1,000,000 in the aggregate outstanding at any time must be approved by the affirmative vote or written consent of the Members owning at least 66% of the total Membership Interests.

(f)            To contract to lease any real property or any portion thereof or any interest therein; provided, however, that the lease of any real property must be approved by the affirmative vote or written consent of the Members owning at least 66% of the total Membership Interests.

(g)           To mortgage, pledge, hypothecate or authorize or grant any security interest or lien in or on Property other than to secure repayment of indebtedness authorized by this Agreement; provided, however, that any mortgage, pledge, hypothecation or authorization or grant of any security interest or lien in or on Property securing indebtedness in excess of $100,000 individually or $1,000,000 in the aggregate outstanding at any time must be approved by the affirmative vote or written consent of the Members owning at least 66% of the Membership Interests.

(h)           To make any reasonable purchases or expenditures for the organization, operation and conduct of the business and affairs of the Company and to negotiate, execute, acknowledge, file, record, deliver and perform any Agreements and instruments considered necessary or appropriate by the Managers for the conduct of the Company business and affairs in accordance with this Agreement or for the implementation of the powers granted under this Agreement;

(i)            To prepay, modify, amend, renew, or extend any authorized Company indebtedness; provided, however, that if the indebtedness in question required the consent of the Members pursuant to paragraph (e) of this Section, then any modifications, amendments, renewals or extensions shall also be subject to such consent requirements.

(j)            To make any and all elections for federal, state and local tax purposes including any election, if permitted by applicable law to adjust the basis of property pursuant to §§ 754, 734(b) and 743(b) of the Code, or comparable provisions of state or local law, in connection with transfers of any Membership Interest and Company distributions;

(k)           To execute and accept any instrument, conveyance, or agreement incident to the Property or the Company’s business without the joinder, ratification or consent of any Member;

(l)            To maintain insurance for the benefit of the Company;

(m)          To perform the Company’s obligations, and exercise all the Company’s rights under any agreement to which the Company or its nominee is a party;

(n)           To advance any monies to the Company required for the Company’s business, but with no obligation to do so;

(o)           To enter into contracts, leases (other than real property leases governed by Section 5.5(f)) or other business undertakings to further the purposes of the Company;

(p)           To open and maintain bank and investment accounts and arrangements, drawing checks and other orders for paying money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(q)           To control Company inventory and maintain all Property in good order;

(r)            To collect sums due the Company;

(s)           To invest and reinvest Property to accomplish Company purposes;

(t)            To distribute Distributable Cash subject to the other provisions of this Agreement;

(u)           To execute and file certificates or instruments as required or permitted by the Act and any other laws of Nevada or any other jurisdiction where the Company does business;

(v)           To invest Company funds in commercial paper, government securities, certificates of deposit, time deposits, banker’s acceptances, money market funds or similar investments having a maturity generally considered to be short-term; and

(w)          To arrange for securities acquired by the Company to be held by an established securities brokerage firm, trust department, or other custodian chosen by the Managers in an account or accounts in the name of the Company and to direct such custodian to invest, hold, sell, exchange and reinvest the funds of the Company and to collect dividends, interest, royalties, rent and other income payable to the Company, and to present securities at maturity, to vote or execute proxies, written consents or ballots with respect to securities held by the Company and to otherwise act in the best interests of the Company.

5.6.          Restrictions on Managers’ Authority.  Except as otherwise stated herein, the Managers shall not directly or indirectly perform any of the following actions without the affirmative vote or written consent of the Members holding at least 66% of the outstanding Membership Interests:

(a)           Do any act in contravention of this Agreement, as amended from time to time;

(b)           Do any act which would make it impossible to carry on the ordinary business of the Company, provided that actions of the Managers in accordance with the purposes of the Company or rights and powers granted under this Agreement shall not be considered to breach this clause;

(c)           Confess a judgment against the Company;

(d)           Possess Property, or assign rights in specific Property, for other than a Company purpose;

(e)           Knowingly perform any act that would subject any Member to personal liability for the debts and liabilities of the Company in any jurisdiction;

(f)            Amend this Agreement or the number of Managers set forth in Section 5.2;

(g)           Extend the statute of limitations for assessment of tax deficiencies against the Company and its Members with respect to adjustments to the Company’s federal, state or local tax returns; or

(h)           Sell all or substantially all of the Property except as permitted in Section 5.5(c).

5.7.          Scope of Duties.  The Managers shall not be required to devote their full time to the business or affairs of the Company, but shall devote the time reasonably necessary to perform the duties of the Managers under this Agreement and to manage and operate the Property and the Company’s business prudently.

5.8.          Limitation of Liability of Manager.  The Managers shall not be liable for the return of any contribution of capital of any Member or for any profits thereon, and any return of capital and profits shall be made, if at all, solely from the assets and business of the Company.  Except as otherwise provided herein, the Managers shall not be liable to the Company or the Members or other Interest holders for any act or omission in connection with the business or affairs of the Company including, without limitation, any breach of fiduciary duty as a Manager, any mistake of judgment and any business decision (including any decision regarding the timing of any acquisition or disposition of any property of the Company), so long as the Managers acted in good faith on behalf of the Company and in a manner reasonably believed by the Managers to be within the scope of authority under this Agreement and in the best interests of the Company, unless such act or omission constitutes gross negligence, intentional misconduct, fraud or a knowing violation of law.

5.9.          Right to Rely on Managers.

(a)           Any person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by one or more of the Managers as to:

(i)            The identity of the Manager(s) or any Member;

(ii)           The existence or nonexistence of any facts that constitute a condition precedent to acts by the Manager(s) or which are in any other manner germane to the affairs of the Company;

(iii)          The persons who are authorized to execute and deliver any instrument or document of the Company; or

(iv)          Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

(b)           Subject to Section 5.5, the signature of at least one of the Managers shall be necessary and sufficient to convey title to any Property owned by the Company or to execute any promissory notes, trust deeds, mortgages or other instruments of hypothecation, and all of the Members agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the Manager shall be sufficient to effectuate this or any other provision of this Agreement.  All of the Members hereby appoint the Managers as their attorneys-in-fact for the execution of any or all of the documents described in this Section 5.9(b).

5.10.        Removal, Resignation and Vacancies.  Any Manager may be removed from office with or without cause by the affirmative vote or written consent of the Members owning at least 66% of the total Membership Interests.  Any Manager may resign at any time by giving written notice to the Members and the other Managers (if any).  Any such resignation shall take effect on the date of the receipt of such notice or any later time specified therein.  Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.  The Members may fill any vacancy in the office of any Manager pursuant to Section 5.3.

5.11.        Loans.  If any Member shall make any loan to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Company.  The amount of any such loan or advance by a lending Member shall be repayable out of the Company’s cash and shall bear interest at such rate as the Managers and the lending Member shall agree but not in excess of the maximum rate permitted by law.  If a Manager is the lending Member, the rate of interest shall be determined by the Managers taking into consideration, without limitation, prevailing interest rates and the interest rates the lender is required to pay in the event such lender has himself borrowed funds to loan or advance to the Company and the terms and conditions of such loan, including the rate of interest, shall be no less favorable to the Company than if the lender had been an unrelated third party.  None of the Members shall be obligated to make any loan or advance to the Company.

5.12.        Related Party Transactions.

(a)           Provided the transaction terms are no less favorable than those the Company may obtain from unrelated third parties, the Managers may enter into any transaction on the Company’s behalf despite the fact that another party to the transaction may be:

(i)            Any Manager or Member;

(ii)           A business controlled by any Managers or Members or a business of which a Manager or Member, or any agent of a Manager or Member, is also a director, officer, manager, employee or agent; or

(iii)          Any affiliate, employee, stockholder, associate, manager, partner, or business associate of a Manager or Member.

(b)           The Managers and Members may engage in or possess interests in other business ventures of any nature or description, independently or with others, provided that such ventures are Noncompetitive, and the pursuit of such Noncompetitive ventures shall not be wrongful or improper, and neither the Company nor any Member shall have any right by virtue of this Agreement in or to any of such Noncompetitive ventures, or in or to the income, gains, losses or deductions derived or to be derived therefrom.

5.13.        Reimbursement of Expenses.  The Company shall pay or reimburse the Managers for all reasonable fees and expenses for legal services, outside accounting services, travel, and other fees and expenses incurred by the Managers in connection with the performance of their duties and obligations under this Agreement.

5.14.        Compensation for Services.  The Company shall pay to the Managers such salary and other benefits as shall be approved from time to time by the affirmative vote or written consent of the Members owning at least 66% of the total Membership Interests.

6.             Membership.  The Company shall have one class of Membership Interest.

7.             Rights and Obligations of Members.

7.1.          Liability of Members.

(a)           No Member shall have any personal liability with respect to the liabilities or obligations of the Company; and

(b)           No Member shall be personally liable or obligated, except as otherwise required by the Act, to (i) pay to the Company, any other Member or any creditor of the Company any deficiency in his Capital Account, or (ii) return to the Company or pay any creditor or any other Member the amount of any return of such Member’s Capital Contribution or other distribution made to such Member.

7.2.          Voting Rights.  In addition to the other rights to which Members are entitled pursuant to the Act or the Articles, the Members shall have the right to vote on the matters which are required by this Agreement to be approved by the Members.  Any action to be taken by the Members shall be taken at a meeting held in accordance with Section 7.3 or by consent in writing in accordance with this Section 7.2.  The Manager shall notify in writing all Members of record of any matters to be voted upon or consented to and the date on which the votes or consents will be counted.  Each Member shall be entitled to vote or act by written consent with respect to the number of votes that corresponds to his respective Membership Interest.  Each Member who is entitled to vote or act by written consent shall vote or consent by a signed written consent or a signed writing directing the manner in which he or she desires that his vote be cast, except that any Member who fails to respond to the notice of the Manager within 30 days after hand delivery or the mailing thereof by certified or registered mail shall be deemed not to have consented to or approved any action proposed by the Manager.

7.3.          Company Meetings.

(a)           The annual meeting of the Members shall be held each year at such time and place as are determined by the Managers.  Failure to hold an annual meeting shall not constitute a breach of this Agreement or in any way affect the Company’s status as a limited-liability company in good standing.

(b)           Special meetings of the Company may be called by any Manager, or by any Member(s) owning, in the aggregate, at least 66% of the outstanding Membership Interests, upon not less than five days but not more than 30 days’ prior notice in writing to all other Members and Managers.

(c)           Members may participate in Company meetings by means of telephone conference calls in which all Members participating in the meeting can hear each other.  Each Member may vote in person or by telephone or authorize another Member or any other Person to act by proxy.  Proxies shall be valid only if in writing.

(d)           At any Company meeting, the presence in person, by telephone or by proxy of Members owning a majority of the outstanding Membership Interests shall constitute a quorum.  Except as otherwise provided herein, the business of the Company presented at any meeting shall be decided by a vote of the Members owning a majority of the outstanding Membership Interests present in person, by telephone or proxy at the meeting.  Alternatively, and except as otherwise provided herein, actions of the Members may be taken without a meeting by written consent of the Members owning a majority of the outstanding Membership Interest.

7.4.          Restrictions on Members.

(a)           No Member shall have any power or authority to act on behalf of or to bind the Company or any other Member, or to pledge the Company’s credit or to render the Company liable pecuniarily for any purpose.  A Member shall not take any action which would adversely affect the limited liability of a Member, or affect the status of the Company for federal income tax purposes.

(b)           No Member, except a Member that is also a Manager, may represent to any third party that such Member has the right to exercise any of the powers of the Managers described in this Agreement.

7.5.          Voting on Amendments.

(a)           Amendments to this Agreement or to the Articles may be proposed by any (i) Manager; or (ii) Member(s) owning, in the aggregate, more than 50% of the outstanding Membership Interests.  Following such proposal, the Managers shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same as to form, and the Managers shall include in any such submission a recommendation for or against the proposed amendment or a statement that the Managers make o recommendation regarding the amendment.  The Managers shall seek the written consent of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that they may deem appropriate.  A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote or written consent of the Members owning at least 66% of the outstanding Membership Interests.

(b)           Notwithstanding Section 7.5(a), neither this Agreement nor the Articles shall be amended without the consent of each Member adversely affected if such amendment would (i) modify the limited liability of a Member, or (ii) alter the interest of a Member in Profits, Losses, other items of income, gain, loss, deduction or credit or any Company distributions.

7.6.          Resignation/Withdrawal.  Except as otherwise provided in this Agreement, no Member shall be permitted to withdraw as a Member or receive a return of any of the Member’s Capital Contributions before the dissolution and winding up of the Company.  A Member who attempts to withdraw in violation of this Agreement shall be liable for all damages caused by such breach and in addition, the Managers may, in their discretion, exercise such remedies against such Member on behalf of the Company, including those remedies set forth in NRS §86.335.  In the event that the Member who is in violation of this Section 7.6 is also a Manager, any other Member may exercise such remedies against the Member-Manager on behalf of the Company, including those remedies set forth in NRS §86.335.

7.7.          Other Breaches by a Member.  A Member who breaches this Agreement will be liable to the Company and the other Members for all damages caused by the breach.  The Company may offset damages against any distributions or return of capital to the Member who has breached this Agreement.  A Member will be deemed in breach of this Agreement if the Member:

(a)           Attempts to withdraw from the Company without the consent of all other Members or as otherwise authorized by this Agreement;

(b)           Interferes with the Managers in the management of the day-to-day operation of the Company’s business or other Company affairs;

(c)           Engages in conduct that may cause the Company to lose its tax status as a partnership;

(d)           Engages in conduct that tends to bring the Company into disrepute;

(e)           Jeopardizes any license held by the Company or causes the Company to violate any law, rule or order of any Regulatory Agencies;

(f)            Owns a Membership Interest that becomes subject to a charging order, attachment, garnishment, or similar legal proceedings;

(g)           Fails to meet any financial commitment to the Company required to be made by this Agreement; or

(h)           Causes or attempts to cause the Company’s dissolution and winding up by court decree or otherwise, except as expressly permitted in this Agreement.

7.8.          Limitation of Liability.  Notwithstanding anything else contained in this Agreement, a Member is not liable solely by reason of being a Member under a judgment,

decree, order of court, or in any other manner, for a debt, obligation or liability of the Company (whether arising in contract, tort, or otherwise) or for the acts or omissions of any other Member, Manager, agent or employee of the Company.

7.9.          Expulsion of a Member.  A Member shall be expelled from the Company upon the occurrence of any of the following:

(a)           the failure to obtain any requisite license, permit or approval based on suitability from any Regulatory Agencies within a reasonable amount of time;

(b)           the expulsion is requested or required by any Regulatory Agencies;

(c)           if, after the receipt by the Company of all necessary licenses, permits or approvals from the Regulatory Agencies, the ownership of a Membership Interest by any Member is likely to, as evidenced by written communications from any Regulatory Agencies, in the written opinion of counsel for the Company, materially preclude or unduly delay the issuance of, or result in the imposition of unduly burdensome terms and conditions on, or revocation of, any license, permit or approval necessary or appropriate to the proposed, contemplated or actual operations of the Company; provided, however, that this Section 7.9(c) shall not be applicable if such Member shall, within a reasonable period of time after receipt of written notice from the Managers specifying in detail the nature of the issues involved hereunder, remedy the situation to the satisfaction of the Regulatory Agencies prior to any further adverse action by the Regulatory Agencies.  Such remedy may include, without limitation, the withdrawal of such Member.

7.10.        Purchase of Expelled or Withdrawing Member’s Interest.

(a)           If an event described in Section 7.9 occurs which otherwise would result in a dissolution and all of the Members (other than the expelled Member) vote to continue the business of the Company (“Consent”), the Company shall have the right, but not the obligation, to purchase, and the Member subject to such event (“Withdrawing Member”) shall, if the Company exercises such right, voluntarily withdraw as a Member, resign from all positions with the Company (including the Company’s parent and subsidiaries, if any) and sell its Membership Interest at a date to be chosen by the Manager within 90 days of the Consent (the “Closing Date”).  In the event that the Company elects not to purchase the Withdrawing Member’s Membership Interest, the Manager shall notify all other Members within 60 days of the Consent that the Company will not exercise its option and that the Closing Date, in the event the Members exercise their option, as set forth below, will be fixed on the 90th day following the Consent.  The remaining Members shall have the irrevocable option to purchase all of the Withdrawing Member’s Membership Interest in accordance with their Proportionate Shares (as defined in the next sentence), or on such other basis as they may agree.  “Proportionate Shares” shall mean, with respect to a remaining Member, the ratio of the Membership Interest in the Company held by such remaining Member, divided by the total Membership Interests held by all remaining Members. The option of the remaining Members shall be exercisable by each remaining Member by written notice from such remaining Member to the Withdrawing Member with copies to the Company and the other remaining Members, given within 75 days after the Consent, setting forth (i) whether such remaining Member elects to purchase his Proportionate Shares, and (ii) whether such remaining Member elects to purchase his Proportionate Share of the Proportionate Shares of any other remaining Member that declines to exercise his option.  The failure of a remaining Member to provide such notice shall be deemed an election by such remaining Member not to purchase the Withdrawing Member’s Membership Interest.  No remaining Member shall be entitled to purchase any of the Withdrawing Member’s Membership Interest unless all of the Withdrawing Member’s Membership Interest is purchased.

(b)           On the Closing Date, the Withdrawing Member shall execute, acknowledge, seal and deliver to the Company or the purchasing Members, as the case may be, such instruments of transfer to evidence the purchase of the Membership Interest (the “Instruments of Transfer”) that shall be reasonably requested by counsel to the Company or the purchasing Members, as the case may be, in form and substance reasonably satisfactory to such counsel.  If the Instruments of Transfer are not delivered contemporaneously with the payment therefor, then the Managers shall be appointed the attorneys-in-fact of the Withdrawing Member with full power and authority to execute, acknowledge, sell and deliver the Instruments of Transfer.

(c)           The purchase price to be paid to a Withdrawing Member shall be equal to the “fair market value” (or if a fair market value purchase price is not permitted under applicable law, then such lesser amount as is determined in accordance with applicable law) of the Membership Interest held by the Withdrawing Member as of the date of expulsion.  For this purpose, the fair market value of a Member’s Membership Interest shall be determined by the mutual agreement of the Withdrawing Member, and the Managers or purchasing Members, as the case may be, or, if they are unable to reach an agreement, in accordance with the appraisal process described below in paragraph (d) of this Section.

(d)           The Managers and the Withdrawing Member shall each select a qualified appraiser and such appraisers shall select a third qualified appraiser.  The appraisers shall, as soon as practicable after their appointment, but in no event later than 30 days after such appointment, render an opinion as to the fair market value of the Withdrawing Member’s Membership Interest, which shall be determined by the average of the two appraisals with the closest opinion of fair market value of the Withdrawing Member’s Membership Interest.  In rendering such opinion and determining fair market value, no deductions or additions shall be made by any appraiser for the fact that the Withdrawing Member’s Membership Interest represents a majority or minority interest in the Company.  The purchase price shall be paid to the Withdrawing Member, at such times and under such terms as determined by the Withdrawing Member and the Mangers or purchasing Members, as the case may be; provided, however, subject to a specific order by the Regulatory Agencies, the purchase price must be paid by the Company or purchasing Members not later than the second anniversary of the expulsion or withdrawal of the Member and the interest rate paid on any deferred portion of the purchase price shall be the prime rate of interest in effect from time to time at [Bank of America, N.A.], or its successor, plus two percentage points.

7.11.        Other Noncompetitive Investment Activities of Members.  A Member may have other Noncompetitive business interests and may engage in other Noncompetitive activities in addition to those relating to ownership of a Membership Interest.  Neither the Company nor any Member shall have any right, by virtue of this Agreement or the relationship created hereby, to share or participate in such other Noncompetitive investments or activities of any other Member or to income or proceeds derived therefrom.  The pursuit of other Noncompetitive ventures and activities by Members is hereby consented to by the Members and shall not be deemed wrongful or improper.

7.12.        Admission of New Members.  The Initial Members are those Members who executed this Agreement and the Subscription Agreement attached hereto as Exhibit ”B,” and incorporated herein by reference, on the Effective Date.  New Members may be admitted to the Company only upon the unanimous written consent of all existing Members.  Before being admitted, each new Member shall be required to execute a written consent to be bound by the terms and conditions of the Articles and this Agreement, and, if required, obtain all requisite findings of suitability or similar clearances from the Regulatory Agencies.  Once a new Member is admitted, the new Member shall have the rights and obligations of a Member.

8.             Accounting.

8.1.          Books and Records.  The Manager shall keep, or cause to be kept, true, exact and complete books of account of the Company’s affairs, in which shall be entered fully and accurately each transaction of the Company.  The books of account, together with all correspondence, papers and other documents, shall be kept at the principal office of the Company and shall be, at all reasonable times, open to the examination of any of the Members or their duly authorized representatives.  Copies of documents may be provided to the requesting Member at such Member’s expense.  Except as otherwise provided herein, all financial books and records of the Company and of each entity which it controls shall be kept, and all financial statements furnished to the Members hereunder shall be prepared, in accordance with generally accepted accounting principles consistently applied as modified by tax basis accounting or such other basis as the Manager may determine.

8.2.          Fiscal Year.  The Fiscal Year and the taxable year of the Company shall end as of December 31 of each calendar year.

8.3.          Tax and Financial Reports.

(a)           The Company will be treated as a “partnership” and each of the Members as “partners” for federal income tax purposes.  All provisions of this Agreement shall be construed so as to preserve that tax status.

(b)           Not later than April 1 after the end of each Fiscal Year, each Person who was a Member at any time during such Fiscal Year shall be provided with a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of each Member’s federal or state income tax (or information) returns, including a statement showing each Member’s share of income, gain or loss, and credits for the Fiscal Year.

(c)           The Managers shall prepare or cause to be prepared all tax returns of the Company for each year for which such returns are required to be filed.  The Tax Matters

Partner designated in Section 8.5 hereof shall promptly notify all other Members of any Company audits by the Internal Revenue Service or any state or local taxing authority.

(d)           The Managers shall prepare or cause to be prepared all reports, audits and statements required in connection with the indebtedness of the Company.

(e)           The Managers shall cause to be distributed to the Members, not later than April 1 after the end of each Fiscal Year, a balance sheet and income statement for the prior calendar year prepared in accordance with generally accepted accounting principles consistently applied.

8.4.          Company’s Accountant.  The Company’s accountant shall be such firm of independent certified public accountants as the Managers may determine from time to time.

8.5.          Tax Matters Partner.  At each annual meeting of the Members, the Members shall elect one of the Managers to act on behalf of the Company as the Tax Matters Partner.  The Company shall indemnify and reimburse the Tax Matters Partner for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The payment of all such expenses shall be made before any distributions are made to the Members hereunder, and before any discretionary reserves are set aside by the Managers.  The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of such Tax Matters Partner, and the provisions hereof limiting the liability of and providing indemnification for the Managers shall be fully applicable to the Tax Matters Partner in his capacity as such.

8.6.          Federal Income Tax Elections.  In the event of a distribution of Property to a Member or the transfer of an interest in the Company by sale, exchange, gift or upon the death of a Member, the Managers may, in their discretion, cause the Company to file an election under § 754 of the Code in accordance with the Regulations promulgated thereunder to adjust the basis of Property in the manner provided in §§ 734 and 743 of the Code.  All other elections required or permitted to be made by the Company under the Code shall be made by the Managers in such manner as in their reasonable judgment will be most advantageous to the Members.

9.             Term and Dissolution.

9.1.          Term.  The term of the Company is set forth in Section 2.5.

9.2.          Events Causing Termination.  Except as otherwise provided herein, the Company shall be dissolved and shall terminate, and its affairs shall be wound up, upon the occurrence of any of the following:

(a)           The Bankruptcy of the Company;

(b)           The unanimous vote or written consent of the Members; or

(c)           The sale or other disposition of all or substantially all of the Property.

9.3.          Actions, Death, etc., of Members.  No action, of or event affecting, a Member, including the death of a Member, shall dissolve or terminate the Company unless specifically provided in Section 9.2.

9.4.          Actions and Distribution in Case of Termination.  Upon the termination of the Company, the Managers, or if there are no Managers, a liquidating agent appointed by the affirmative vote or written consent of Members holding at least 66% of the Membership Interests, shall execute and file with the Secretary of State such dissolution documents as are required by law, and proceed to wind up the affairs of the Company, liquidate the assets and apply and distribute the proceeds in the following order of priority:

(a)           First, to the payment of the debts and liabilities of the Company, including Members who are creditors, and the expenses of liquidation in the order of priority as provided by law, and to the establishment of any reserves which the Managers or liquidating agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.  Said reserves may be paid over by the Managers or liquidating agent to a bank or escrow agent to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations, and at the expiration of such period as the Managers or liquidating agent shall deem advisable, such reserves shall be distributed to the Members or their assigns in the order of priority provided in this Section 9.4;

(b)           Second, to E&W until the E&W Preferred Account has been satisfied;

(c)           Third, in proportion to and until each Member has received an amount equal to the balance of their respective Capital Account and the balance, if any, to the Members in proportion to each Member’s Membership Interest.  The Members believe and intend that the effect of making any and all liquidating distributions in accordance with this Section 9.4(c) will result in each Member receiving liquidating distributions equal to the amount of available cash each such Member would have received if liquidating distributions were instead distributed in accordance with the positive balance standing in each such Member’s Capital Account.  If the immediately preceding sentence is for any reason inaccurate, then the Managers, upon the advice of tax counsel to the Company, are authorized to make such revisions to Article 4 or to file such amended tax returns for the Company as may be reasonably necessary to cause such allocations to be in compliance with § 704(b) of the Code and the Regulations promulgated thereunder.

(d)           Liquidation shall be conducted in accordance with Regulations § 1.704-1(b)(2).  The Company shall terminate when all Property shall have been disposed of and the net proceeds, after satisfaction of liabilities to creditors, shall have been distributed among the Members as aforesaid.  The establishment of any reserves in accordance with the provisions of Section 9.4(a) shall not have the effect of extending the term of the Company.

9.5.          Rights of Members on Liquidation.  Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of his Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company and (ii) no Member shall have priority over any other Member as to the return of Capital Contributions, distributions or allocations.

9.6.          Managers’ Powers During Liquidation.  During liquidation the Managers shall continue to have all managerial powers necessary to carry out their duties and functions in liquidation of the Company, including the following:

(a)           The power to continue to manage any Company business during the liquidation, including the power to enter into contracts that may extend beyond the liquidation;

(b)           The power to execute deeds, bills of sale, assignments, and transfers to convey any Property to third parties or to the respective Members incident to finally distributing the remaining Property (if any).  The Managers may not, however, impose personal liability upon any Member or their legal representatives or successors in interest under any warranty of title contained in any instrument;

(c)           Subject to Section 5.5, the power to borrow funds, in the Managers’ best judgment, reasonably required to pay any Company obligations, and to execute security documents encumbering property as security for the Company’s indebtedness.  The Managers may not, however, create any personal obligation for any Manager or any Manager’s successor-in-interest to repay indebtedness other than from available proceeds from foreclosure or sales of Property as to which a lien is granted; and

(d)           The power to settle, compromise, or adjust any claim asserted to be owing by or to the Company and the right to file, prosecute, or defend lawsuits and legal proceedings in connection with any matters.

10.          Restrictions on Transfer of a Member’s Interest.

10.1.        Right of First Refusal.  Notwithstanding anything in this Agreement, the Articles, the Act or any other instrument or contract to the contrary, the Company, its Members and their respective successors, assigns and heirs shall be bound by the provisions of this Article 10.

(a)           General.  The Members shall not, directly or indirectly, have the right or power to sell, assign, pledge, encumber, hypothecate or otherwise transfer (in each case, a “Transfer”) any portion of their Membership Interests (including a Transfer pursuant to marital dissolution or annulment or by will, intestate succession, exercise of creditors’ rights or operation of law) except in accordance with this Article 10.  The Members can not transfer any of their Membership Interests to any Person (all Persons acquiring a Membership Interest from a Member are referred to collectively as “Transferees” and individually as a “Transferee”) in any manner except in accordance with this Article 10, and any attempted or purported Transfer not in compliance with this Article 10 shall be null and void.

(b)           No Violations or Breach.  The Members shall not, directly or indirectly, Transfer any Membership Interest if such action would constitute a violation of any federal or state securities laws or a breach of the conditions to any exemption from registration or qualification of securities under any such laws or a breach of any undertaking or agreement of the Members entered into pursuant to such laws or in connection with obtaining an exemption thereunder.

(c)           Permitted Transfers.  The Members may Transfer any or all of their Membership Interests in connection with (i) any sale of Membership Interests in a transaction or series of related transactions which has been approved by the affirmative vote or written consent of the holders of at least 66% of the Membership Interests or (ii) a merger, consolidation or statutory exchange with an entity other than a Member or affiliate (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of a Member and approved by the affirmative vote or written consent of the holders of at least 66% of the Membership Interest.

(d)           Right of First Refusal.

(i)            Notice of Intention.  Except for Transfers permitted under Section 10.1(c), if a Member intends to Transfer any portion of a Membership Interest, then such Member (the “Transferring Member”) shall deliver to the Company prior written notice of the intent to Transfer (“Notice of Intention”), with copies to the other Members (the “Non-Selling Members”), setting forth the Transferring Member’s intent to make such Transfer, the Membership Interest proposed to be transferred (the “Offered Interest”), and the proposed form of the transaction (the “Transaction Proposal”) together with any documentation relating thereto, and the price at which the Transferring Member proposes to Transfer the Offered Interest (the “Offer Price”).

(ii)           Notice of Exercise.  Upon receipt of the Notice of Intention, the Company shall have the right to purchase all (but not less than all) of the Offered Interest at the Offer Price.  Such right shall be exercisable by the Company’s delivery of notice (“Notice of Exercise”) to the Transferring Member with copies to the Non-Selling Members within ten business days from the date the Company received the Notice of Intention.  If the Company does not deliver the Notice of Exercise within such ten business-day period, then the Transferring Member shall deliver a Notice of Intention to the Non-Selling Members.  Upon receipt of the Notice of Intention, any or all of the Non-Selling Members shall have the right to purchase at the Offer Price all (but not less than all) of the Offered Interest.  Such right shall be exercisable by a Non-Selling Member’s delivery of a Notice of Exercise to the Transferring Member with copies to the other Non-Selling Members within five business days from the date the Non-Selling Member received the Notice of Intention.  If more than one Non-Selling Member delivers a timely Notice of Exercise to the Transferring Member, each such Non-Selling Member shall purchase that portion of the Offered Interest which bears the same proportion to the total Offered Interest as such Non-Selling Member’s Membership Interest bears to the total Membership Interest owned by all

Non-Selling Members who delivered a timely Notice of Exercise.  The right to purchase the Offered Shares pursuant to this Section 10.1(d)(ii) shall terminate if not exercised within the applicable time period and in the manner specified.

(iii)          Obligation to Sell.  If the Company or one or more Non-Selling Members exercise the right to purchase the Offered Interests in accordance with Section 10.1(d)(ii), then the Transferring Member must sell all of the Offered Interest to the Company or to such Non-Selling Members, as the case may be, not more than 30 calendar days from the date of the delivery of the last timely Notice of Exercise.

(e)           Closing.  At the closing of the purchase of the Offered Interest (scheduled in accordance with Section 10.1(d)(iii), the Transferring Member shall deliver evidence of the transfer of the Offered Interest in a form reasonably satisfactory to the Company or to the purchasing Non-Selling Members, as the case may be, duly executed by the Transferring Member, free and clear of any adverse claims, against payment of the purchase price therefor in immediately available funds.

10.2.        Transfer of Offered Interest to Third Parties.  If the Notice of Intention required under Section 10.1(d)(i) has been duly given and neither the Company nor the Non-Selling Members have exercised timely the right to purchase all of the Offered Interest at the Offer Price as provided in Section 10.1(d)(ii), then the Transferring Member shall have the right, for a period of 60 calendar days from the earlier of (i) the expiration of the purchase rights provided under Section 10.1(d)(ii) or (ii) the date on which the Transferring Member receives notice from the Non-Selling Members that they will not exercise their rights to purchase under Section 10.1(d)(ii), to sell to a third party or parties all (but not less than all) of the Offered Interest in accordance with the Transaction Proposal, on terms and conditions not less favorable to the Transferring Member than those set forth in the Notice of Intention, and otherwise in full compliance with every other applicable provision of this Agreement.  If the Transferring Member does not sell the Offered Interest within such 60-day period and otherwise in conformance with this Section 10.2, then the Offered Interest shall again be subject to the Company’s and the Non-Selling Members’ right of first refusal as set forth in Section 10.1(d).

10.3.        Notice of Death or Disability.  In the event of death or permanent disability of any Member, the legal representative of such Member (the “Legal Representative”) shall immediately deliver to every other Member (the “Surviving Members”) and the Company notice of such death or permanent disability and the date on which such death or permanent disability occurred.

(a)           Within six months after the death or permanent disability of a Member (the “Six-Month Period”), the Member or the Legal Representative shall have the right to sell any or all of such deceased or disabled Member’s Membership Interest; provided, however, that unless the sale is authorized under Section 10.1(c), the Member or the Legal Representative must comply with the provisions of Sections 10.1(d) and (e) in connection with such sale, the sale must be on terms and conditions not less favorable to the Member than those set forth in the Notice of Intention, and the sale must be in full compliance with every other applicable provision of this Agreement.  To the extent that such deceased or disabled Member’s

Membership Interest has not been sold within the Six-Month Period, the Company shall have the right to purchase all (but not less than all) of such deceased or disabled Member’s Membership Interest at the Designated Price (as defined in this Section), exercisable by the Company’s delivery of notice (“Purchase Notice”) to the Legal Representative within 60 days after the end of the Six-Month Period.  If the Company does not exercise such right within this 60 day period, then any or all of the Surviving Members shall have the right to purchase all (but not less than all) of such deceased or disabled Member’s Membership Interest at the Designated Price, exercisable by a Surviving Member’s delivery of a Purchase Notice to the Legal Representative within 20 days from the date the Company’s right to purchase such deceased or disabled Member’s Membership Interest expired or was waived by the Company’s delivery to the Legal Representative of written notice of such waiver.  If more than one Surviving Member delivers a timely Purchase Notice (each a “Purchasing Member”), each Purchasing Member shall purchase that portion of such deceased or disabled Member’s Membership Interest which bears the same proportion to the total Membership Interest as the Membership Interest owned by such Purchasing Member bears to the Membership Interest owned by all Purchasing Members.  The rights to purchase pursuant to this Section 10.3(a) shall terminate if not exercised within the applicable time period and in the manner specified in this Section (subject, however, to the last sentence of Section 10.3(d)).  For purposes of this Section, the following definitions shall apply:

(i)            “Adjusted Net Operating Profit” means consolidated gross income less all operating costs and expenses other than payments (e.g., salary, bonus, fringe benefits and distributions) to or in respect of the deceased or disabled Member.

(ii)           “Adjusted Net Worth” means the current net worth of the Company, adjusted from book value to fair market value by excluding the value of any and all intangible assets which are of the nature of “goodwill,” “future earnings potential” or any other assets not included as or within any line items on the Company’s consolidated balance sheet under generally accepted accounting principles consistently applied.

(iii)          “Designated Price” means Fair Market Value as of the close of business on the business day immediately preceding the closing date of the purchase of the Membership Interest if any Membership Interest is traded on a national securities exchange or if there is an established trading market for Membership Interests in the over-the-counter market.  If the Membership Interest in the Company does not meet either of the foregoing criteria, then “Designated Price” shall mean the price per percentage point of a Membership Interest as designated by the Managers once each fiscal year at a meeting of the Managers or if no such Designated Price has been fixed by the Managers, then the Designated Price shall be the greater of the: (A) Net Worth Per Percentage of Interest (as defined in this Section); or (B) Going Concern Value Per Percentage of Interest (as defined in this Section).

(iv)          “Going Concern Value” shall be equal to the average annual Adjusted Net Operating Profit of the Company for the prior two most recent 12-month periods, multiplied by two.

(v)           “Going Concern Value Per Percentage Interest” shall be computed by dividing the Going Concern Value by the outstanding Membership Interests as of the date of calculation of the Going Concern Value.

(vi)          “Net Worth Per Percentage Interest” shall be computed by dividing the Adjusted Net Worth by the outstanding Membership Interests in the Company as of the date of such valuation of the Adjusted Net Worth.

(b)           Obligation to Sell.  If the Company or one or more Surviving Members exercise the right to purchase all of the deceased or disabled Member’s Membership Interest remaining unsold after the Six-Month Period pursuant to Section 10.3(a), then the Legal Representative must sell all such deceased or disabled Member’s Membership Interest to the Company or to such Surviving Member(s) (as the case may be) within 30 calendar days from the date of delivery of the last timely Purchase Notice.

(c)           Closing.  At the closing of the purchase of the Membership Interest (scheduled in accordance with Section 10.3(b)), the Legal Representative shall deliver certificates evidencing such duly endorsed, or accompanied by Instruments of Transfer in a form reasonably satisfactory to the Company or Purchasing Member(s), as the case may be, duly executed by the appropriate party, free and clear of any adverse claims, against payment of the purchase price therefor in immediately available funds.

(d)           Transfer to Third Parties.  If, pursuant to Section 10.3(a), some or all of the Membership Interest has not been sold within the Six-Month Period and neither the Company nor the Surviving Members have exercised the right to purchase such Membership Interest at the Designated Price within the applicable period specified in Section 10.3(a), then the Legal Representative shall have the right, for a period of 60 calendar days from the earlier of (i) the expiration of the 20-day period specified in Section 10.3(a) with respect to the Surviving Members or (ii) the date on which the Legal Representative receives written notice from the Surviving Members that they will not exercise their rights under Section 10.3(a), to sell to a third party or parties all (but not less than all) of the Membership Interest at a price not lower than the Designated Price.  If the Legal Representative does not sell all of the Membership Interest within such 60-day period and otherwise in conformance with this Section 10.3(d), then the Membership Interest shall again become subject to the Company’s and the Members’ rights of first refusal as set forth in Sections 10.1(d), (e) and 10.2.

10.4.        Admission of Substitute Members.

(a)           No Transferee shall become a substitute Member unless the following additional conditions are met:

(i)            The Transferee executes, acknowledges and delivers to the Company such instruments as the Managers deem necessary or appropriate for admission as a substitute Member; and

(ii)           Each Transferee reimburses the Company for all reasonable accounting, legal and other expenses incurred by the Company regarding the transfer and such admission.

(b)           A Transferee who acquires a Membership Interest or other interest in the Company without complying with this Article 10 shall not become a substitute Member, but shall have only those rights of a transferee set forth in NRS § 86.351.

(c)           In the event the sale, transfer, assignment or encumbrance is approved pursuant to this Article 10, the Transferee shall be admitted to all the rights and powers of a Member, and will be subject to all the restrictions and liabilities of the Transferring Member.  Upon becoming a Member, a Transferee’s Interest shall become a Membership Interest.  However, pursuant to NRS § 86.351, the Transferring Member is not released from liability to the Company.

10.5.        Nonrecognition of an Unauthorized Transfer.  The Company will not be required to recognize the Interest of any Transferee or assignee who has obtained a purported Interest as the result of a transfer or assignment that is not authorized by this Agreement.  If there is a doubt as to ownership of an Interest or who is entitled to Distributable Cash or liquidating proceeds, the Managers may accumulate Distributable Cash or liquidation proceeds until the issue is resolved to the Managers’ satisfaction.

10.6.        Governmental Approvals.  The Company shall apply for and use its best efforts to obtain all governmental and administrative approvals required, if any, in connection with the purchase and sale of Membership Interests under this Agreement.  The Members shall cooperate in obtaining such approvals and to execute all documents that may be required to be executed by the Members in connection with such approvals.  The Company shall pay all costs and filing fees in connection with obtaining such approvals.

11.           Indemnification.

11.1.        Indemnification of Manager, Member, Employee or Agent: Proceeding Other than by the Company.  The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was an organizer, Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as an organizer, manager, director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

11.2.        Indemnification of Manager, Member, Employee or Agent: Proceeding by the Company.  The Company shall indemnify any Person who was or is party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an organizer, Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of this company as an organizer, manager, director, officer, employee or agent of another entity against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the actions or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.  Indemnification may not be made for any claim, issue or matter as to which such Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

11.3.        Advance of Expenses.  Expenses incurred by the Persons specified in Sections 11.1 and 11.2 in defending a civil or criminal action, suit or proceeding brought other than by the Company shall be paid by the Company in advance until the earlier to occur of (a) the final disposition of the action, suit or proceeding in the specific case, or (b) a determination that indemnification is not proper under the circumstances because the applicable standard of conduct set forth in this Article 11 has not been met.  Expenses incurred by the Persons specified in Sections 11.1 and 11.2 in defending a civil or criminal action, suit or proceeding brought by or in the right of the Company may be paid by the Company in advance of the final disposition of the action, suit or proceeding, as authorized by the Company pursuant to Article 11 in the specific case. Any advance of expenses shall not commence until receipt by the Company of an undertaking by or on behalf of the Person seeking such advance to repay any advanced amount unless it shall ultimately be determined that such Person is entitled to be indemnified by the Company as authorized in this Article 11.

11.4.        Determination of Indemnification.  Any indemnification under Sections 11.1 and 11.2, unless ordered by a court or advanced by the Company, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the Person is proper in the circumstances.  The determination must be made:

(a)           By the Managers if the Managers were not a party to the act, suit or proceeding; or

(b)           If some but not all of the Managers were a party to the act, suit or proceeding, by the non-participating Manager(s) and if none, by the affirmative vote or written consent of the Members owning a majority of the total Membership Interests, excluding the Membership Interest of any Member who was a party to the act, suit or proceeding.

11.5.        Cooperation of Indemnitee.  Any Person seeking indemnification pursuant to this Article 11 shall promptly notify the Company of any action, suit or proceeding for which indemnification is sought and shall in all ways cooperate fully with the Company and its insurer, if any, in their efforts to determine whether or not indemnification is proper in the circumstances, given the applicable standard of conduct set forth in this Article 11.  Any Person seeking indemnification pursuant to this Article 11 other than with respect to (a) a criminal action, suit, or proceeding, or (b) an action, suit, or proceeding by or in the right of the Company, shall (i) allow the Company and its insurer the right to assume direction and control of the defense thereof, if they elect to do so, including the right to select or approve defense counsel, (ii) allow the Company and its insurer the right to settle such actions, suits, or proceedings at the sole discretion of the Company and its insurer, and (iii) cooperate fully with the Company and its insurer in defending against, and settling such actions, suits, or proceedings.

11.6.        Non-Exclusivity.  The indemnification provided by this Article 11 is not exclusive of any other rights to which those seeking indemnification may be entitled under the Act, the Articles or this Agreement or any agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Member, Manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such Person.

11.7.        Insurance.  The Company may purchase and maintain insurance on behalf of any Person who is or was an organizer, Manager, Member, officer, employee, or agent of the Company, or is or was serving the Company with a contractual commitment of indemnification, or is or was serving at the request of the Company as an organizer, manager, director, officer, employee or agent of another entity against any liability asserted against such Person and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Act.

11.8.        Additional Indemnification.  The Company may provide further indemnity, in addition to the indemnity provided by this Article 11, to any Person who is or was an organizer, Manager, Member, officer, employee, or agent of the Company, or is or was serving the Company with a contractual commitment of indemnification, or is or was serving at the request of the Company as an organizer, manager, director, officer, employee or agent of another entity provided that no such indemnity shall indemnify any Person from or on account of such Person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct.

12.           General Provisions.

12.1.        Power of Attorney.  The Members hereby make, constitute and appoint the Managers and any successors, as the agents and attorneys-in-fact for such Members with power and authority to act in their names and on their behalf in the execution of documents and, where necessary or appropriate, acknowledgment and filing of documents including, without limitation, this Agreement and the Articles, including all amendments duly adopted; any other instrument which may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Managers otherwise deem advisable to file; any document or agreement which the Managers may enter into on behalf of the Company in accordance with the authority of the Managers as provided in this Agreement, any documents which may be required to effect the continuation of the Company, the admission of an additional or substituted Member, or the dissolution and termination of the Company, provided such continuation, admission or dissolution and termination are in accordance with this Agreement; and to do any and all other acts on behalf of such Members as are consistent with of this Agreement.  This power of attorney is coupled with an interest and is irrevocable.

12.2.        Binding Effect and Benefit of this Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, as the case may be.  The parties hereto agree for themselves and for their successors and assigns, and their successors in interest, no matter how such succession in interest is acquired, to execute any instrument that may be necessary or proper to carry out all of the purposes and intentions of this Agreement.  The Membership Interest of any successor to any party hereto that is not also a party hereto shall be treated hereunder as though it has continued and is continuing to be held by such party hereto for the purposes of determining the priorities of the rights of the parties hereto to purchase such Membership Interest under the terms of this Agreement.

12.3.        Notices, Etc.  Except as otherwise expressly provided herein, all notices which are required or contemplated by this Agreement shall be in writing.  Delivery of such notices shall be deemed made when the same are either personally served upon the Person entitled thereto or sent by fax transmission to such Person (with receipt acknowledged by the Person receiving such fax) or three days after being deposited in the mails by certified or registered mail, with postage prepaid, addressed to such Person at his mailing address as shown on the Company’s records, which address may be changed by such Person by notice to the parties hereto in accordance herewith.

12.4.        Headings, Gender and Number.  Headings in this Agreement are included herein for the convenience of reference only and shall not define, limit, or otherwise constitute a part of this Agreement for any other purpose.  Whenever required by the context of this Agreement, the singular shall include the plural and the plural shall include the singular.  The masculine, feminine or neuter gender shall each include the other genders.  All references to a period of days, months or years herein shall refer to calendar days, months or years, respectively, unless otherwise specifically stated.

12.5.        Counterparts.  The parties hereto may execute this Agreement in any number of counterparts, each of which, when executed and delivered, shall be an original, but all such counterparts shall constitute one and the same instrument.  This Agreement may be executed by signatures provided by fax, which signatures shall be as binding and effective as original signatures.

12.6.        Severability of Provisions.  Each provision of this Agreement shall be considered severable.  If for any reason any provision hereof is determined to be illegal or invalid, such illegality or invalidity shall not impair the operation of or affect those portions of this

Agreement that are valid and this Agreement shall be construed in all respects as if such invalid or illegal provision was omitted.

12.7.        Agreement to Perform Necessary Acts.  Each Member agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

12.8.        Governing Law.  The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Nevada.  Notwithstanding the foregoing, if any law of the State of Nevada requires or otherwise dictates that the laws of another state or jurisdiction must be applied in any proceeding involving this Agreement, such Nevada law be superseded by this Section 12.8 and the remaining laws of the State of Nevada nonetheless shall be applied in such proceeding.

12.9.        Foreign Qualification.  Before the Company qualifies to conduct business in any jurisdiction other than Nevada, the Managers will cause the Company to comply, to the extent procedures are available and those matters are reasonably within the Managers’ control, with all requirements necessary to qualify the Company as a foreign limited-liability company in that jurisdiction.  At the Managers’ request, each Member will execute, acknowledge, swear to, and deliver any and all certificates and other instruments conforming with this Agreement’s terms that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited-liability company in all jurisdictions in which the Company may conduct business.

12.10.      Exclusive Jurisdiction.  It is agreed that the Eighth Judicial District Court of the State of Nevada, in and for the County of Clark, shall be the sole and exclusive forum for the resolution of any disputes arising among any of the Members or between the Company and any Members.  The Company and each of the Members expressly and unconditionally confer jurisdiction for the resolution of any and all disputes upon such court.  In the event that any litigation commenced in such court is properly removable to a federal court, such removal shall take place if the legal basis for removal exists; provided, however, that the parties to this Agreement agree that the exclusive venue of the federal forum for the resolution of any disputes shall be the United States District Court for the District of Nevada, Southern Nevada Division, located in Las Vegas, Nevada.

12.11.      Waiver.  No waiver of any breach of default of this Agreement by any party hereto shall be considered a waiver of any other breach or default of this Agreement.

12.12.      Attorneys’ Fees.  If any party brings an action or proceeding (including any cross-complaint, counterclaims, or third-party claim) against any other party hereto by reason of a default by the other party or otherwise arising out of this Agreement, the non-prevailing party shall pay to the prevailing party in such action or proceeding all of the prevailing party’s costs and expenses of suit (including the costs and expenses of enforcing any judgment or settlement), including reasonable attorneys’ fees, which shall be payable whether or not such action is prosecuted to judgment.  “Prevailing party” within the meaning of this Section 12.12 includes a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached, or consideration substantially equal to the relief sought in the action.

IN WITNESS WHEREOF, the Members and Managers have caused this Operating Agreement to be executed as of the day and year first above written.

Acceptance and Approval By Members:	Acceptance and Approval By Managers:

EASTERN & WESTERN HOTEL	EASTERN & WESTERN HOTEL
CORPORATION, a Nevada corporation	CORPORATION, a Nevada corporation

By:	By:

Name:	Name:

Its:	Its:

SCHEDULE 1

MEMBERSHIP ROSTER

OF

EW COMMON LLC,

a Nevada limited-liability company

Member	Initial Capital Contribution	Membership Interest

Eastern & Western Hotel Corporation

Certain assets and liabilities with a net value of $20,000,000, including (i) all non-gaming personal property used in the operation of the San Remo Hotel & Casino; and (ii) the contribution by E&W to 155 of those certain parcels of real property consisting in the aggregate of approximately 8.92 acres of improved real property located at 115 East Tropicana Avenue and 155 East Tropicana Avenue, Las Vegas, Nevada 89109, and commonly identified as Clark County Assessor’s Parcel Numbers 162-28-101-002 and 162-28-102-001, together with all improvements, easements and other rights benefiting the land on which the San Remo Hotel & Casino is located.

100%

EXHIBIT ”A”

ARTICLES OF ORGANIZATION

TABLE OF CONTENTS

1.	DEFINITIONS
2.	FORMATION MATTERS
	2.1.	Formation
	2.2.	Name
	2.3.	Registered Office/Resident Agent
	2.4.	Purposes and Powers
3.	CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS,
	3.1.	Membership Interests and Initial Capital Contributions of Members
	3.2.	Capital Accounts
	3.3.	Special Rules with Respect to Capital Accounts
	3.4.	Federal Income Tax Elections
	3.5.	Members Invested Capital
	3.6.	No Return of or Interest on Capital; No Partition
	3.7.	Ownership Interests
	3.8.	Additional Optional Capital Contributions
	3.9.	Required Contributions
	3.10.	No Deficit Restoration Obligation
4.	ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTIONS TO MEMBERS
	4.1.	Profits and Losses
	4.2.	Special Allocations
	4.3.	Curative Allocations
	4.4.	Tax Allocations: Code § 704(c)
	4.5.	Miscellaneous
	4.6.	Distributions to Members
	4.7.	Establishment Of Reserve
	4.8.	Amounts Withheld
5.	MANAGEMENT
	5.1.	Rights And Duties Of Members
	5.2.	Number Of Managers
	5.3.	Election And Term Of Manager
	5.4.	Duties Of The Manager
	5.5.	Authority Of The Manager
	5.6.	Restrictions On Manager Authority
	5.7.	Scope Of Duties
	5.8.	Limitation Of Liability Of Manager
	5.9.	Right To Rely On Managers
	5.10.	Removal, Resignation and Vacancies
	5.11.	Loans
	5.12.	Waiver Of Self-Dealing
	5.13.	Reimbursement Of Expenses

i

	5.14.	Compensation For Services
6.	MEMBERSHIP
	6.1.	General
7.	RIGHTS AND OBLIGATIONS OF MEMBERS
	7.1.	Liability of Members
	7.2.	Voting Rights
	7.3.	Company Meetings
	7.4.	Restrictions on Members
	7.5.	Voting on Amendments
	7.6.	Resignation/Withdrawal
	7.7.	Other Breaches by a Member
	7.8.	Limitation of Liability
	7.9.	Expulsion of a Member
	7.10.	Purchase of Expelled Member’s Interest
	7.11.	Other Investment Activities of Members
	7.12.	Admission of New Members
8.	ACCOUNTING
	8.1.	Books and Records
	8.2.	Fiscal Year
	8.3.	Tax and Financial Reports
	8.4.	Company’s Accountant
	8.5.	Tax Matters Partner
	8.6.	Federal Income Tax Elections
9.	TERM AND DISSOLUTION
	9.1.	Term
	9.2.	Events Causing Termination
	9.3.	Actions, Death, etc., of Members
	9.4.	Actions and Distribution in Case of Termination
	9.5.	Rights of Members on Liquidation
	9.6.	Manager’s Powers During Liquidation
10.	RESTRICTIONS ON TRANSFER OF A MEMBER’S INTEREST
	10.1.	Right of First Refusal
	10.2.	Transfer of Offered Interest to Third Parties
	10.3.	Notice of Death or Disability
	10.4.	Admission of Substitute Members
	10.5.	Nonrecognition of an Unauthorized Transfer
	10.6.	Governmental Approvals
11.	INDEMNIFICATION
	11.1.	Indemnification of Manager, Member, Employee or Agent: Proceeding Other than by the Company
	11.2.	Indemnification of Manager, Member, Employee or Agent: Proceeding by the Company
	11.3.	Advance of Expense
	11.4.	Determination of Indemnification
	11.5.	Cooperation of Indemnitee

ii

	11.6.	Non-Exclusivity
	11.7.	Insurance
	11.8.	Additional Indemnification
12.	GENERAL PROVISIONS
	12.1.	Power of Attorney
	12.2.	Binding Effect and Benefit of this Agreement
	12.3.	Notices, Etc.
	12.4.	Headings, Gender and Number
	12.5.	Counterparts
	12.6.	Severability of Provisions
	12.7.	Agreement to Perform Necessary Acts
	12.8.	Governing Law
	12.9.	Foreign Qualification
	12.10.	Exclusive Jurisdiction
	12.11.	Waiver
	12.12.	Attorneys’ Fees

iii

OPERATING AGREEMENT

of

EW COMMON LLC

a Nevada limited liability company

Dated:  July 30, 2004